i) **Public Statutes at Large of the United States of America- from the organization of the Government in 1789, to March 3, 1845; Volume 1- Boston: Charles C. Little and James Brown, 1845**- in the Clerk's Office of the District Court of the District of Massachusetts; Articles of Confederation (Articles of Confederation and Perpetual Union), Page 4; Articles 1**. The Style of this Confederacy shall be, "The United States of America."**, Article 2. Each State retains its sovereignty, freedom, and independence, **and every power, jurisdiction, and right, which is not by this confederation expressly delegated to the United States,** in Congress assembled.

- ➢ **Article. 4 § 3. Full Faith and Credit shall be given, in each of these States, to the records, acts, and judicial proceedings of the courts and magistrates of every other State.**

j) **Public Statutes at Large of the United States of America- from the Organization of the Government in 1978, to March 3, 1845; Volume 1- Boston: Charles C. Little and James Brown, 1845-** in the Clerk's Office of the District Court of the District of Massachusetts; The Constitution of the United States:

- ➢ **Article. 4 § 1. Full and Faith and Credit shall be given in each state to the public acts, records, and judicial proceedings of every other State. And the congress may by general laws prescribe the manner in which such acts, records, and proceedings shall be proved, and the effect thereof. (d)**

k) **The United States Statutes at Large-** PUBLIC LAWS—CH. 388- JULY 30, 1947; 61 STAT. [H.R. 1565] [Public Law 278] – Page 636; § 112.

l) **The edition of the laws and treaties of the United States, published by Little and Brown-** PUBLIC LAWS- CH. 388, JULY 30, 1947; 61 STAT. [H.R. 1565] [Public Law 278] - Page 636; § 113.

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